EXHIBIT 10(c)


                              EMPLOYMENT AGREEMENT



      AGREEMENT made effective as of the 1st day of January, 2001, by and between Legal Club of America Corporation with its principal offices in Sunrise, Florida, (the "Company") and Michael S Samach, an individual residing at 315 Palm Blvd, Weston Florida (the "Executive").

                              PRELIMINARY STATEMENT

 The Company has agreed to employ the Executive and the Executive has agreed to accept such employment, all on the terms set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable considerations, the receipt and adequacy of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term. The Company hereby employs the Executive as Chief Financial Officer of the Company (as used herein, reference to the Company includes its subsidiaries), and the Executive agrees to serve the Company as such, upon the terms and conditions hereof. The term of employment hereunder (the "Term") shall commence on the date hereof and continue until January 1st, 2004, unless the Term is otherwise terminated in accordance with the provisions hereof.

2. Duties. (a.) Executive shall serve as the Company's Chief Financial Officer, and shall be responsible for the Company's financial operations, financial reporting, treasury matters, and information systems. The Executive shall also discharge such duties and authority as are generally incident to such position, or in such other senior management position as the Company shall determine, provided that such other position shall be comparable in authority and responsibility to the position specified above. The Executive will report to the Company's CEO and its Board of Directors. The Executive will hold such senior offices and/or such directorships in the Company and/or any subsidiaries or affiliates of the Company to which, from time to time, he may be elected or appointed, as agreed to by the Company and the Executive. The Company shall not require the Executive, directly or indirectly, to violate any applicable laws, regulations or ethical standards governing the conduct of a Certified Public Accountant. (b) The Executive agrees that he will devote substantially all of his employment time and attention to the affairs of the Company and use his best efforts to promote the business and interests of the Company and that he will not engage, directly or indirectly, in any other occupation during the term of employment. It is understood, however, that the foregoing will not prohibit the Executive from engaging in personal investment activities for himself and his family which do not interfere with the performance of his duties hereunder.

3. Compensation. The Company will pay the Executive for all services to be rendered by the Executive hereunder (including, without limitation, all services to be rendered by him as an officer and/or director of the Company and its subsidiaries and affiliates):

(a) A salary ("Base Annual Pay") of $175,000, payable in installments in accordance with customary payroll practices for senior executives of the Company. Such installments, however, shall not exceed (4) four weeks between payments.

(b) Bonus compensation for each fiscal year of the Company, based on Executive's performance and the overall performance of the Company, either on an "ad hoc" basis or pursuant to a bonus plan or arrangement as may be established at the Company's discretion for senior executives of the Company. Notwithstanding any conflicting or inconsistent provisions of this Agreement, bonus compensation shall be payable in such amounts, if any, and at such times, if any, as determined by the Company's Board of Directors or the Compensation Committee thereof, in its sole and absolute discretion.

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Nothing contained herein shall prohibit the Board of Directors of the Company, in its sole discretion, from increasing the compensation payable to the Executive pursuant to this Agreement. The Base Annual Pay shall be reviewed for potential increase on an annual basis, on each anniversary of the date of this Agreement, and the minimum annual increase in Base Annual Pay shall be 10% over the Base Annual Pay then in effect.

4.Expenses. The Executive shall be entitled to reimbursement by the Company, in accordance with the Company's policies then applicable to senior executives at the Executive's level, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder. Without limiting the generality of the foregoing, the Company will pay or reimburse the Executive for the use of a pager and for his business use of a cellular telephone.

5. Executive Benefits. The Executive shall be entitled to participate in, and receive benefits under, any pension, profit sharing, insurance, hospitalization, medical, disability, stock purchase, stock option (as set forth in paragraph 3
(c), stock ownership, vacation or other employee benefit plan, program or policy of the Company which may be in effect at any time during the course of his employment by the Company and which shall be generally available to senior executives of the Company occupying positions of comparable status or responsibility, subject to the terms of such plans, programs or policies. Notwithstanding the foregoing, the Company may, in its discretion, at any time and from time to time, change or revoke any of its employee benefits plans, programs or policies and Executive shall not be deemed, by virtue of this Agreement, to have any vested interest in any such plans, programs or policies. The Executive shall also be entitled to two (2) weeks' paid vacation per year. Without limiting the generality of the foregoing, (a) upon the inception of this agreement the Executive shall be entitled to receive Group Health and Dental Insurance coverages for himself and his family at no charge to Executive, and at the Executive's option, the Company will pay the amount of the Company's premium for these coverage to the Executive, in lieu of providing such coverage, (b) the Executive will be entitled to long term disability insurance coverage at the same time as such coverage is made available to the Company's Chief Executive Officer, and (c) the Company will pay the costs and expenses required to keep the Executive in good standing as a certified public accountant (including dues, licensure, and continuing professional education costs).

6. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

7. Death; Permanent Disability. Upon the death of the Executive during the term of this Agreement, this Agreement shall terminate. If during the term of this Agreement the Executive fails because of illness or other incapacity to perform the services required to be performed by him hereunder for any consecutive period of more than 60 days, or for shorter periods aggregating more than 60 days in any consecutive twelve-month period (any such illness or incapacity being hereinafter referred to as "permanent disability"), then the Company, in its discretion, may at any time thereafter terminate this Agreement upon not less than 10 days' written notice thereof to the Executive, and this Agreement shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of this Agreement; provided, however, that no such termination shall be effective if prior to the date when such notice is given, the Executive's illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.

      If the Executive's employment shall be terminated by reason of his death or permanent disability, the Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid salary accrued through the date of termination, (ii) a pro rata portion of any annual bonus which the Executive would otherwise have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Company (such pro rata portion to be payable at the time such annual bonus would otherwise have been payable to the Executive) and (iii) subject to the terms thereof, any benefits which may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy.

8. Venue. The Executive and the Company agree that the Executive's duties are to be discharged principally from the Sunrise Florida location or some location in Dade, Broward, or Palm Beach Counties. It is further agreed to that the Executive will not be required to travel more than 25% of his time worked.

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9. Termination

(a) For Cause. The Company may at any time during the term of this Agreement, by written notice, terminate the employment of the Executive for cause, the cause to be specified in the notice. For purposes of this Agreement, "cause" shall mean (i) any gross negligence, self dealing or material willful misconduct of the Executive in connection with the performance of any of his duties hereunder, including without limitation misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any material willful and intentional act having the effect of injuring the reputation, business or business relationships of the Company (ii) material breach of any covenants contained in this Agreement; (iii) engaging in any criminal enterprise involving moral turpitude, or (iv) indictment or being held for trial in connection with misdemeanor involving moral turpitude or any felony, provided, however, that (1) if the Executive is defending against the charge in good faith and by appropriate proceedings, then the Company shall suspend the Executive from office without compensation of any type, pending the resolution of the matter; and (2) unless the Executive is exonerated from the charges, he shall be terminated for cause effective upon the date he was indicted or held for trial. Termination for cause shall be effective upon the giving of such notice and the Executive shall be entitled to receive (i) any earned and unpaid salary accrued through the date of termination plus six (6) month's base salary ("Payout Period") and (ii) subject to the terms thereof, any benefits which may be due to the Executive on such date under the provisions of any employee benefit plan, program or policy plus six months health, dental and disability benefits. The Executive hereby disclaims any right to receive a pro rata portion of any annual bonus with respect to the fiscal year in which such termination occurs. In addition, if the cause for termination involves a criminal conduct, then the Executive shall not be entitled to the six months continuation of Base Annual Salary (Payout Period).

(b) Without Cause. A. The Company may terminate the Term at any time, upon at least 30 days' notice to Executive, without Cause, provided that in such event that the Company shall pay the Executive Base Annual Pay (as then in effect) for the greater of 12 months salary, or the amount due under the remaining term of the agreement as severance (pay-out period) , in addition to (i) any additional earned and unpaid compensation accrued hereunder through the date of termination, (ii) subject to the terms thereof, any benefits which may be due to the Executive on such date under the provisions of any employee benefit plan, program or policy; (iii) continuation of health, dental and disability coverage for the greater of 12 months or the period remaining under the term of the agreement following such termination, (iv) a pro rata portion of any annual bonus with respect to the fiscal year in which such termination occurs and, (v) immediate vesting of all past present and future stock grants contemplated under this agreement. B. The Executive - In the event of a Change in Control, as defined below, or any breach of this agreement by the company, the Executive may, within 60 days of the effective date of such Change in Control or the breach, terminate the term of this Agreement, with the effects as provided herein for a termination by the Company without Cause. As used herein, a "Change in Control" means the occurrence of a change in the beneficial ownership of voting securities of the Company (other than pursuant to transfers among present stockholders of the Company, public offerings or debt or equity funding of the Company in which the Company receives the proceeds of such sale) representing 50% or more of the combined voting power of the Company's securities, or if a shareholder(s) of the Company (who does not presently have the power) acquires the power to elect a majority of the Company's Board of Directors.

(c) Parachute payment If the Executive's employment is terminated due to (i) the occurrence of a Change of Control of the Company; or (ii) the termination by the Executive of his employment with the Company for "Good Reason" (as defined below) as a result of the Company's material breach hereof, then in any such event (an "Event of Termination"), then (A) the Company shall pay to the Executive in a lump sum payment (a "Parachute Payment") on the effective date of the termination of the Executive's Employment (the "Termination Date") an amount equal to the sum of three times the Executive's annualized includible compensation for the base period, as such may be defined in ss.280G of the Internal Revenue code of 1986, as amended (or the regulations promulgated thereunder) (the "Code") minus one dollar (it being the intent of this provision that the Executive receive the maximum compensation payable under the Code in such circumstances that is deductible to the Company and which doe not trigger the excise tax contemplated by the Code for excess parachute payments); and (B) the Company shall maintain in full force and effect, at the Company's sole expense (pursuant to waiver of COBRA premiums or otherwise) and for the Executive's continued benefit until one year after the Termination Date all life insurance, medical, health and accident, and disability plans and similar arrangements in which the Executive was entitled to participate immediately prior to the Event of Termination. In the event that the Executive's participation in any such plan or program is barred by the plans or

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    programs, the Company shall arrange to provide the Executive with benefits, at the Company's sole expense, substantially similar to those to which the executive is entitled under such plans and programs. As used herein, "Good Reason" for the Executive to terminate the Term of employment shall mean any one or more of the following: (a) the occurrence of a Change in Control, (b) the Company's breach or default under this Agreement, (c) the Company's requiring the Executive to relocate without his prior consent out of a 50 mile radius from the Company's present executive offices, or (d) the Company requiring the Executive to change in any material adverse way, his job description, reporting, or duties. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Executive as a result of employment by another employer after the Termination Date or otherwise; however, the Executive shall have the right (but not the obligation) to voluntarily reduce the consideration payable to him upon a Change in Control, in any manner the Executive may elect by written notice to the Company.

10. Insurance. The Executive agrees that the Company may procure insurance on the life of the Executive, in such amounts as the Company may in its discretion determine, and with the Company named as the beneficiary under the policy or policies. The Executive agrees that upon request from the Company he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance. The Company agrees that such information will be held in the strictest confidence and will not be disseminated without the Executive's written approval.

11. Second Highest Level Notwithstanding any other provisions herein, any benefits made available to Executive shall be at the highest level made available to the Company's other executives, second only to the Company's CEO.

12. Non-Competition; Solicitation. (a) The Executive acknowledges and recognizes that the highly competitive nature of the Company's business and that the goodwill and patronage of the Company's customers and network of attorneys constitute a substantial asset of the Company, having been acquired through considerable time, effort and money. Accordingly, the Executive agrees that during his employment with the Company and for a period to run concurrent with the Payout Period (as previously referred to) after Executive leaves the Company's employ for any reason, he shall not, without the written consent of the Company, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity other than passive investor, participate in, engage in or have an active financial interest or management position in any business, firm, company or other entity if it competes with any material business operation conducted by the Company or its subsidiaries or affiliates or any successor or assign thereof, nor will he solicit any other person to engage in any of the foregoing activities, in each case within the United States of America, its possessions and territories. The Executive acknowledges that the Company's business includes a nationwide network of attorneys and a national customer base, and therefore agrees that such the scope of this restriction is appropriate and necessary to protect the Company's legitimate business interests. Participation in the management of any business operation other than in connection with the management of a business operation which is in direct competition with the Company or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section 10(a). The foregoing provisions of this Section 10(a) shall not prohibit the ownership by the Executive (as the result of open market purchase) of 1% or less of any class of capital stock of a Company which is regularly traded on a national securities exchange or over-the-counter on the NASDAQ System.

      (b) The Executive will not at any time during his employment with the Company and for a period to run concurrent with the Payout Period, solicit or assist or encourage the solicitation of) any employee of the Company or any of its subsidiaries or affiliates to work for Executive or for any business, firm, Company or other entity in which the Executive, directly or indirectly, in any capacity described in Section 10(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

      (c) The Executive shall not at any time during his employment and for a period to run concurrent with the payout period, directly or indirectly compete with the Company by soliciting, inducing or influencing any of the customers or attorneys of the Company or its attorney network to discontinue or reduce the extent of such relationship with the Company, or commence or expand any such relationship with any competitor of the Company.

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      (d) If any of the covenants contained in this Section 10 or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

13. Inventions, Etc. The Executive agrees that any and all systems, work-in-progress, inventions, discoveries, improvements, processes, compounds, formulae, patents, copyrights and trademarks, made, discovered or developed by him, solely or jointly with others, or otherwise, during the term of his employment by the Company, and which may be useful in or relate to any business of the Company and/or any subsidiary or affiliate of the Company shall be fully disclosed by the Executive to the Chief Executive Officer of the Company, and shall be the sole and absolute property of the Company, and the Company will be the sole and absolute owner thereof. The Executive agrees that at all times, both during his employment and after the termination of his employment, he will keep all of the same secret from everyone except the Company and its duly authorized employees and will disclose the same to no one except as required in good faith in the course of his employment with the Company, or by law, or unless otherwise authorized in writing by the Chief Executive Officer of the Company.

14. Patents. The Executive agrees, at the request of the Company, to make application in due form for United States Letters Patent and foreign Letters Patent on any of such systems, inventions, discoveries, improvements, processes, compounds and formulae referred to in Section 12 hereof, and to assign to the Company all of his right, title and interest in and to said inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefor or patents thereon, and to execute at any and all times any and all instruments, and to do any and all acts necessary, or which the Company may deem desirable, in connection with such applications for Letters Patent, in order to establish and perfect in the Company the entire right, title and interest in and to said systems, inventions, discoveries, improvements, processes, compounds, formulae and patent applications therefor, or in the conduct of any proceedings or litigation in regard thereto. It is understood and agreed that all costs and expenses, including but not limited to reasonable attorneys' fees, incurred at the request of the Company in connection with any action taken by an Executive pursuant to this Section 12, shall be borne by the Company.

15. Confidential Information, Etc. The Executive agrees that he shall not, during or after the termination of this Agreement for a period to run concurrent with the Payout Period, divulge, furnish or make accessible to any person, firm, Company or other business entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment, clients' prices, lists of customers or marketing agents of the Company, terms of marketing arrangements or the attorney network list, or other confidential or secret aspect of the business of the Company and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Company or by law, without the prior written consent of the Company, unless such information shall become public knowledge or becomes available from independent sources, in each case other than by reason of Executive's breach of the provisions hereof.

16. Acceptance by Parties. Each of the Executive and the Company accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on his or its part to be performed hereunder.

17. Equitable Remedies. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Company would seriously hamper the business of the Company and that the Company will suffer irreparable damage if any provisions of Sections 10, 11, 12 or 13 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Company shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Sections 10, 11, 12 or 13 hereof. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies which the Company may have.

18. Indemnification Company further agrees to maintain Directors and Officers liability insurance in amounts commensurate with the business risk, and will reimburse all legal and related expenses not so covered. Such indemnification shall continue after the Executive leaves the Company for actions and duties discharged while in the employ of the Company.

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19. Entire Agreement. This Agreement memorializes, encompasses and supersedes the parties understandings and agreement relative to the Executive's acceptance of employment hereunder, and constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein. No variation or modification hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No waiver by the Company or any breach by the Executive of any provision or condition of this Agreement by him to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

20. Severability. In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by notice:


To the Company:   Legal Club of America Corporation
                  1601 N . Harrison Parkway, Suite 200 Bldg. A
                  Sunrise, FL 33322

To the Executive: Michael S. Samach
                  315 Palm Blvd.
                  Weston, FL. 33326

provided, however, that any notice of change of address shall be effective only upon receipt.

22. Successors and Assigns. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Company to a successor as contemplated by the following proviso); provided, however, that the provisions hereof (including but not limited to the non-compete and confidentiality provisions hereof) shall inure to the benefit of, and be binding upon, any successor of the Company, whether by merger, consolidation, transfer of all or substantially all of the assets of the Company, or otherwise, and upon the Executive, his heirs, executors, administrators and legal representatives.

23. Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida, without giving effect to any principles of conflict of laws.

24. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

25. Arbitration. Except as otherwise provided in this Agreement, any dispute arising out of or in connection with this Agreement or the employment of the Executive by the Company shall be resolved by binding arbitration in Miami, Florida, in accordance with the American Arbitration Association's rules and procedures then in effect and applicable to employment disputes. In any such arbitration proceedings, the arbitrators shall have the right to order such document production, exchange of exhibits, interviews of witnesses and other discovery matters as they determine to be appropriate. The fees and expenses of the arbitration, including but not limited to legal fees and arbitrator's fees, shall be borne as the arbitrators may determine to be appropriate. A judgment on the arbitration award may be entered in any court of competent subject matter jurisdiction in Miami-Dade County. In the event that a party hereto seeks an injunctive or equitable remedy, then a proceeding therefor may be commenced and maintained in such a Court in Miami-Dade County. The parties consent and waive all objection to such jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

LEGAL CLUB OF AMERICA CORPORATION


By:
    --------------------------------------
(Title)



Executive      /s/ Michael S. Samach
          --------------------------------
                 Michael S. Samach


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